Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-135429, 333-118399, 333-61252, 333-33684 and 333-33608 on Forms S-8 and in Registration Statement Nos. 333-155383 and 333-140777 on Form S-3ASR of Vectren Corporation of our report dated November 24, 2008, relating to the consolidated financial statements of ProLiance Holdings, LLC and Subsidiaries as of September 30, 2008 and 2007 and for each of the three years in the period ended September 30, 2008, appearing in Exhibit 99.1 in this Annual Report on Form 10-K of Vectren Corporation for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Indianapolis, Indiana
February 18, 2009